Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE (05-015) For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner Lisa Elliott, Sr. Vice President DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES RECORD RESULTS FOR SECOND QUARTER 2005

AND INCREASES CALENDAR 2005 AND CALENDAR 2006 GUIDANCE

Q2 2005 diluted EPS quadruples to $0.36 compared to $0.09 in Q2 2004

Q3 OSV dayrates currently exceed previous all-time high of $12,700 set in 2001

August 4, 2005 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today its results for the second quarter ended June 30, 2005. Second quarter revenues increased $10.8 million, or 35.6%, to $41.1 million compared to $30.3 million for the second quarter of 2004. Operating income was $13.8 million, or 33.6% of revenues, for the second quarter of 2005 compared to $7.6 million, or 25.1% of revenues, for the same quarter in 2004. These increases were driven primarily by continued strengthening in OSV market conditions in the U.S. Gulf of Mexico.

Net income for the second quarter of 2005 increased 400% to $7.7 million, or $0.36 per diluted share, compared to net income for the second quarter of 2004 of $1.9 million, or $0.09 per diluted share. This increase in quarterly net income includes an after-tax gain on the sale of assets of $0.7 million, or $0.03 per diluted share, resulting from the disposition of one recently retired OPA 90 single-hulled tank barge, the Energy 9801, and one offshore tug, the Yabucoa Service.

Significantly higher dayrates and utilization in the OSV segment contributed to a 61.7% increase in EBITDA to $21.5 million over the second quarter of 2004, which exceeded the Company’s guidance range of $18 to $20 million for the second quarter of 2005. Please refer to the attached table for a definition and reconciliation of EBITDA to its most directly comparable GAAP financial measure.

Todd Hornbeck, the Company’s Chairman, President and CEO, stated, “The on-going increase in drilling and production activity in the deepwater and deep shelf segments of the U.S. Gulf of Mexico continues to put upward pressure on our OSV dayrates. Market indications are that all available U.S.-flagged new generation OSVs in the Gulf of Mexico are currently working.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

at full practical utilization, with anecdotal signs of additional increases in drilling and production activity visible into 2007. Since the end of the second quarter, our fleetwide average OSV dayrates have broken through our previous all-time high of $12,700 set in the fourth quarter of 2001. Our fleet is currently averaging above $13,000 per day, with leading edge spot rates averaging well above that level. With roughly 40% and 70% of our available vessel days for the remainder of 2005 and calendar 2006 still uncontracted, our OSV fleet is well positioned to participate in any further rate increases over current levels.

“With our tug and tank barge fleet complement currently in a state of transition, we are pleased that our revenue for that segment for the first half of 2005 is in-line with the first half of 2004 and ahead of plan year-to-date, even though our average fleet capacity was down 17% from the prior-year period. Also, we look forward to the incremental contribution that our five new barges are expected to have on our 2006 results,” added Hornbeck.

OSV Segment. Revenues from the OSV segment were $26.6 million for the second quarter of 2005, an increase of 52.9% from $17.4 million for the same period in 2004. The net increase in segment revenues is due to the quarter-over-quarter increase in average dayrates and utilization, primarily related to a substantial improvement in OSV market conditions in the U.S. Gulf of Mexico. The Company’s OSV utilization rate was 96.6% for the three months ended June 30, 2005, compared to 83.8% achieved for the same period of 2004. The average OSV dayrate in the second quarter of 2005 improved 28.2%, or $2,722 per day, to $12,364 compared to $9,642 for the same period of 2004. Second quarter 2005 average fleet utilization was up 2 points sequentially from the first quarter of 2005, while average dayrates improved $787 per day over the first quarter of 2005. In addition, our effective, or utilization adjusted, dayrate increased 47.8% from the prior year quarter and 9.2% from the sequential quarter. These improvements in operations resulted in our operating income being more than double the prior year quarter.

Tug and Tank Barge Segment. Tug and tank barge segment revenues for the second quarter of 2005 were up 12.2% over the same period in 2004 to $14.5 million, despite having 182 less barge days available in the second quarter. Operating income decreased by $0.1 million to $1.4 million, due in part to higher depreciation and amortization. Utilization in the tug and tank barge segment increased to 85.4% from 79.9% in last year’s second quarter, primarily due to a change in contract mix from contracts of affreightment (COA) to time charters and less drydocking and repair activities. Average dayrates grew to $12,673 from $10,842 during the same period. The increase in average dayrates was primarily related to the OPA 90-related tightening of the tank barge market in the northeastern United States. A transitional decrease in fleet capacity, coupled with a related increase in external tug usage, contributed to a reduction in operating margins to 9.6% from 11.9% a year ago. However, operating margins in this segment are expected to increase in 2006 once all five of the double-hulled barges under the current newbuild program are in service for a full year.

First Half Results

Revenues for the first six months of 2005 increased 28.2% to $79.0 million compared to $61.6 million for the same period in 2004. Operating income was $26.3 million, or 33.3% of revenues, for the six months of 2005 compared to $16.5 million, or 26.8% of revenues, for the same period in 2004. Net income for the first six months of 2005 increased over 300% to $13.0 million, or $0.61 per diluted share, compared to net income of $4.3 million, or $0.23 per diluted share, for the first six months of 2004. The Company’s first half results were positively impacted by the addition of two foreign-flagged anchor-handling towing supply (AHTS) vessels that were acquired in 2005 and one fast supply vessel that was acquired in April 2004. The Company’s net income for the first six months of 2005 included a $1.7 million ($1.1 million after tax or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004.

Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures, financings, unannounced newbuilds or vessel acquisitions that may be completed after the date of this news release.

In addition, the Company’s guidance ranges are based on the assumption that current market conditions in both of the Company’s business segments will continue through at least the end of 2006. Any material change in market conditions in either of the Company’s two business segments could affect its guidance.

Jim Harp, the Company’s Executive Vice President and CFO, stated, “We have again upwardly revised our annual 2005 and 2006 guidance ranges to reflect our actual results for the second quarter of 2005 and currently expected fleet complement through 2006, as well as our latest market outlook based on current visibility in each of our business segments. We are increasingly more comfortable that the robust market conditions we are experiencing in the Gulf of Mexico will continue through 2006, and possibly beyond. We are also optimistic that the supply-demand equation affecting our northeastern U.S. barge operations will remain favorable for the foreseeable future. Our 2006 guidance includes a full-year contribution from all five of our newbuild tank barges, but does not reflect any contribution from the multipurpose supply vessel (MPSV) conversion program that we announced last quarter. For guidance purposes, we do not expect to place the two 370 class MPSVs into service until the first quarter of 2007, at which time we expect them to contribute, in the aggregate, incremental full-year diluted EPS in the range of $0.25 to $0.35.”

Third Quarter 2005 Guidance. The Company expects EBITDA for the third quarter of 2005 to range between $22.0 million and $24.0 million. Please refer to the attached table for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure The Company expects diluted earnings per share for the third quarter of 2005 to range between $0.34 and $0.40.

Updated Calendar 2005 Guidance. The Company now expects total EBITDA for the full year 2005 to range between $85.0 million and $90.0 million and diluted earnings per share is now expected to range between $1.34 and $1.49, excluding the aforementioned $0.05 per share loss on early extinguishment of debt incurred during the first quarter of 2005.

Updated Calendar 2006 Guidance. The Company now expects total EBITDA for the full year 2006 to range between $100.0 million and $110.0 million and diluted earnings per share is now expected to range between $1.60 and $1.89.

Key Assumptions. The above guidance reflects management’s belief that current favorable OSV market conditions will continue through the remainder of 2005 and all of 2006. Average OSV dayrates are expected to remain at or above $13,000 and average fleetwide utilization is expected to remain in the mid-90% range throughout the 2005 and 2006 guidance periods. While fleetwide average OSV dayrates have recently exceeded historical peak levels of roughly $12,700, the Company has assumed for guidance purposes a gradual increase in effective OSV dayrates for the balance of 2005 from current levels, while holding 2006 constant with expected 2005 year-end levels.

The above guidance also reflects the fact that 2005 is a transition year for the Hornbeck tug and tank barge fleet. The first half of 2005 was impacted by the temporary loss of tank barge capacity due to the timing of OPA 90 retirements and newbuild delivery dates, the extra cost burden related to a lower tug-barge ratio in early 2005, as well as the previously reported delays in delivery schedules for the first two newbuilds of the Company’s five barge newbuild program. The net effect of the decrease in capacity due to such OPA 90-related retirements and the incremental contribution from the newbuild capacity is expected to result in EBITDA from the tug and tank barge segment of approximately 25% of the mid-point of the company-wide 2005 upwardly revised guidance range of $85.0 million to $90.0 million. Guidance for 2006 assumes a full-year contribution from all five new barges, which is expected to result in EBITDA from the tug and tank barge segment of approximately 33% of the mid-point of the company-wide 2006 guidance range of $100 million to $110 million.

The Company expects year-over-year increases of approximately 10% in its aggregate operating and G&A expenses for both 2005 and 2006 commensurate with prevailing oilfield service industry trends and higher costs related to corporate governance. G&A is assumed to remain at approximately 11% of revenue for both 2005 and 2006. However, the above guidance assumes that improvements in revenue will allow the Company to maintain or improve operating and net income margins for each of the next two years.

Recent Developments

Tank Barge Newbuild Program Update. On July 10, 2005, the Energy 11103, the second double-hulled tank barge, and first of three 110,000-barrel units, to be built under the Company’s current newbuild program, was delivered and, upon its mobilization to the northeastern United States from the shipyard, immediately commenced service under a fixed two-year time charter with a major oil company. The remaining three double-hulled tank barges currently under construction are still expected to be delivered during the fourth quarter 2005.

Rationalization of Tug & Tank Barge Fleet. During the second quarter of 2005, the Company sold one inactive single-hulled tank barge, the Energy 9801, and one offshore tug, the Yabucoa Service. Gross proceeds from the sale of the two vessels were $2.0 million, which resulted in an aggregate pre-tax gain of $1.1 million. The disposition of the Energy 9801, which was retired from service pursuant to OPA 90 in December 2004, was an unexpected windfall for the Company and eliminated further stacking costs that would have otherwise been incurred. The sale of the tug was part of the Company’s on-going efforts to rationalize its tug fleet to better position itself to power the larger barges now under construction. In addition, the Company recently signed an agreement to purchase two additional 6,000 horsepower tugs, which it expects to retrofit and place in service during the fourth quarter of this year as the newbuild tank barges are delivered from the shipyard. The estimated aggregate cost to purchase and retrofit these two additional higher horsepower tugs is approximately $16.0 million.

Change in Disclosures relating to EBITDA. In response to a recent review by the Securities and Exchange Commission (SEC) of the Company’s Annual Report on Form 10-K for the calendar year 2004, commencing with this press release the Company is modifying its required disclosures regarding the use of EBITDA as a non-GAAP financial measure. Notable changes from prior disclosures include the exclusion of interest income from the Company’s definition of EBITDA. In addition, the Company is changing its presentation to discuss EBITDA primarily as a liquidity measure and, as such, to reconcile EBITDA to cash flows provided by operating activities. The Company also plans to amend its Annual Report on Form 10-K for the calendar year 2004 and its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2005 to reflect these changes in EBITDA disclosure. In addition, with respect to the amended Form 10-K, the Company plans to set forth risk factors comparable to those disclosed in its Form 10-Q for the first quarter of 2005.

Conference Call

The Company will hold a conference call to discuss its second quarter 2005 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, August 4, 2005. To participate in the call, dial (303) 262-2131 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

An archived version of the web cast will be available shortly after the call for a period of 30 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 11, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11034723.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S. -flagged vessels serving the energy industry. For more information, please visit the Company’s website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Quarterly Report on Form 10-Q and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures are also provided in this press release.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Statement of Operations (unaudited):
Revenues	$41,083	$37,904	$30,288	$78,986	$61,635
Operating expenses	15,879	15,588	13,696	31,468	28,047
Depreciation and amortization	6,607	5,999	5,620	12,607	10,827
General and administrative expenses	4,752	3,820	3,332	8,571	6,292

Total operating expenses	27,238	25,407	22,648	52,646	45,166

Operating income	13,845	12,497	7,640	26,340	16,469
Interest expense	(2,854)	(2,585)	(4,656)	(5,438)	(9,801)
Interest income	120	124	68	243	106
Loss on early extinguishment of debt	—	(1,698)	—	(1,698)	—
Gain (loss) of sale of assets	1,083	(11)	—	1,072	—
Other income (expense), net [1]	14	42	4	57	(6)

Income before income taxes	12,208	8,369	3,056	20,576	6,768
Income tax expense	(4,485)	(3,131)	(1,126)	(7,615)	(2,500)

Net income	$7,723	$5,238	$1,930	$12,961	$4,268

Basic earnings per share of common stock	$0.37	$0.25	$0.09	$0.62	$0.24

Diluted earnings per share of common stock	$0.36	$0.25	$0.09	$0.61	$0.23

Weighted average basic shares outstanding [2]	20,850	20,827	20,752	20,839	17,838

Weighted average diluted shares outstanding [2]	21,296	21,251	21,388	21,274	18,317

Other Operating Data (unaudited):
Offshore Supply Vessels:
Average number	24.3	24.0	23.0	24.2	22.7
Average vessel capacity (deadweight)	2,429	2,392	2,351	2,429	2,351
Average utilization rate [3]	96.6%	94.5%	83.8%	95.5%	81.1%
Average dayrate [4]	$12,364	$11,577	$9,642	$11,980	$9,636
Effective dayrate [6]	$11,944	$10,940	$8,080	$11,441	$7,815
Tugs and Tank Barges:
Average number of tank barges	14.0	13.3	16.0	13.7	16.0
Average fleet capacity (barrels)	1,013,002	923,002	1,156,330	968,002	1,156,330
Average barge size (barrels)	72,357	65,929	72,271	69,143	72,271
Average utilization rate [3]	85.4%	85.5%	79.9%	85.5%	85.5%
Average dayrate [5]	$12,673	$13,192	$10,842	$12,924	$11,181
Effective dayrate [6]	$10,823	$11,279	$8,663	$11,050	$9,560

	As of June 30, 2005	As of December 31, 2004
Balance Sheet Data (unaudited):
Cash and cash equivalents	$12,443	$54,301
Working capital	27,832	52,556
Property, plant and equipment, net	422,363	361,219
Total assets	487,069	460,571
Total short-term debt (7)	—	15,449
Total long-term debt	241,000	225,000
Stockholders’ equity	196,720	182,904

	Six Months Ended
	June 30, 2005	June 30, 2004
Cash Flow Data (unaudited):
Cash provided by operating activities	$28,450	$12,907
Cash used in investing activities	(69,393)	(35,307)
Cash provided by (used in) financing activities	(924)	33,225

[1]	Represents other income and expenses, including foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]

On March 31, 2004, the Company issued 6,000 shares of common stock pursuant to its IPO, which resulted in 20,648 basic shares outstanding on the close of business on March 31, 2004. An additional 126 basic shares were issued in connection with the IPO by the Company on April 28, 2004. For the three months ended June 30, 2005 and 2004 and March 31, 2005, stock options representing rights to acquire four, 377 and 312 million shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]	Represents the remaining balance of $15.5 million in aggregate principal amount of the Company’s 10.625% senior notes due 2008 that was redeemed on January 14, 2005.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Other Financial Data (unaudited):

Offshore Supply Vessels:
Revenues	$26,570	$23,844	$17,354	$50,414	$32,919
Operating income	$12,446	$10,248	$6,106	$22,693	$10,899
Operating margin	46.8%	43.0%	35.2%	45.0%	33.1%

Components of EBITDA [8]
Net income	$6,576	$4,179	$1,574	$10,755	$1,924
Interest expense, net	2,078	1,949	3,727	4,027	7,849
Income tax expense	3,807	2,498	876	6,304	1,121
Depreciation	3,161	3,048	2,935	6,210	5,686
Amortization	507	460	338	967	506
Loss on early extinguishment of debt	—	1,658	—	1,658	—

EBITDA [8]	$16,129	$13,792	$9,450	$29,921	$17,086

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$16,129	$13,792	$9,450	$29,921	$17,086
Cash paid for deferred drydocking charges	(700)	(844)	(1,658)	(1,545)	(2,793)
Cash paid for interest	(3,596)	(628)	(41)	(4,450)	(8,370)
Changes in working capital	(227)	(2,051)	(3,503)	(2,052)	3,193
Changes in other, net	(39)	(13)	37	(51)	(66)

Net cash provided by operating activities	$11,567	$10,256	$4,285	$21,823	$9,050

Tugs and Tank Barges:
Revenues	$14,513	$14,060	$12,934	$28,572	$28,716
Operating income	$1,399	$2,249	$1,534	$3,647	$5,570
Operating margin	9.6%	16.0%	11.9%	12.8%	19.4%

Components of EBITDA [8]
Net income	$1,147	$1,059	$356	$2,206	$2,344
Interest expense, net	656	512	861	1,168	1,846
Income tax expense	678	633	250	1,311	1,379
Depreciation	1,636	1,365	1,463	3,001	2,871
Amortization	1,303	1,126	884	2,429	1,764
Loss on early extinguishment of debt	—	40	—	40	—

EBITDA [8]	$5,420	$4,735	$3,814	$10,155	$10,204

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$5,420	$4,735	$3,814	$10,155	$10,204
Cash paid for deferred drydocking charges	(1,003)	(1,140)	(1,137)	(2,142)	(1,730)
Cash paid for interest	(3,830)	(148)	(9)	(3,752)	(1,938)
Changes in working capital	1,091	2,686	(303)	3,551	(2,678)
Changes in other, net	(1,136)	(48)	56	(1,185)	(1)

Net cash provided by operating activities	$542	$6,085	$2,421	$6,627	$3,857

Consolidated:
Revenues	$41,083	$37,904	$30,288	$78,986	$61,635
Operating income	$13,845	$12,497	$7,640	$26,340	$16,469
Operating margin	33.7%	33.0%	25.2%	33.3%	26.7%

Components of EBITDA [8]
Net income	$7,723	$5,238	$1,930	$12,961	$4,268
Interest expense, net	2,734	2,461	4,588	5,195	9,695
Income tax expense	4,485	3,131	1,126	7,615	2,500
Depreciation	4,797	4,413	4,399	9,211	8,557
Amortization	1,810	1,586	1,221	3,396	2,270
Loss on early extinguishment of debt	—	1,698	—	1,698	—

EBITDA [8]	$21,549	$18,527	$13,264	$40,076	$27,290

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$21,549	$18,527	$13,264	$40,076	$27,290
Cash paid for deferred drydocking charges	(1,703)	(1,984)	(2,795)	(3,687)	(4,523)
Cash paid for interest	(7,426)	(776)	(50)	(8,202)	(10,308)
Changes in working capital	864	635	(3,806)	1,499	515
Changes in other, net	(1,175)	(61)	93	(1,236)	(67)

Net cash provided by operating activities	$12,109	$16,341	$6,706	$28,450	$12,907

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data)

2005 Guidance and Projected EBITDA Reconciliation:

	Third Quarter 2005		Full-Year 2005 Updated Estimate		Full-Year 2005 Prior Estimate[10]
	Low	High	Low	High	Low	High
Components of EBITDA [8]
EBITDA [8]	$22.0	$24.0	$85.0	$90.0	$77.5	$82.5
Depreciation	5.3	5.3	20.2	20.2	20.2	20.2
Amortization	1.8	1.8	6.9	6.9	6.9	6.9
Interest expense, net	3.1	3.1	12.0	12.0	12.1	12.1
Income tax expense	4.4	5.2	17.2	19.1	14.4	16.2
Income tax rate	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%
Net income before adjustments	$7.4	$8.6	$28.7	$31.8	$23.9	$27.1

Weighted average diluted shares outstanding	21.4	21.4	21.4	21.4	21.3	21.3
Earnings per diluted share before adjustments	$0.34	$0.40	$1.34	$1.49	$1.12	$1.27
Adjustments not included above:
Loss on early extinguishment of debt, net of taxes	None	None	$1.1	$1.1	$1.1	$1.1
Loss on early extinguishment of debt, per share	None	None	$0.05	$0.05	$0.05	$0.05
Compensation expense for stock options	Not applicable	Not applicable	Not applicable	Not applicable	Not applicable	Not applicable
EBITDA Reconciliation to GAAP:
EBITDA [8]	$22.0	$24.0	$85.0	$90.0
Cash paid for deferred drydocking charges	(1.5)	(1.5)	(6.0)	(6.0)
Cash paid for interest	(0.6)	(0.6)	(16.1)	(16.1)
Changes in working capital [9]	1.1	(1.5)	2.0	0.4
Changes in other, net [9]	(0.7)	(0.7)	(0.1)	(0.1)

Cash flows provided by operating activities [9]	$20.3	$19.7	$64.8	$68.2

2006 Guidance and Projected EBITDA Reconciliation:

	Full-Year 2006 Updated Estimate		Full-Year 2006 Prior Estimate[10]
	Low	High	Low	High
Components of EBITDA [8]
EBITDA [8]	$100.0	$110.0	$90.0	$100.0
Depreciation	24.2	24.2	24.3	24.3
Amortization	7.4	7.4	6.8	6.8
Interest expense, net	13.0	13.0	12.6	12.6
Income tax expense	20.8	24.5	17.4	21.1
Income tax rate	37.5%	37.5%	37.5%	37.5%
Net income before adjustments	$34.6	$40.9	$28.9	$35.2
Weighted average diluted shares outstanding	21.6	21.6	21.3	21.3
Earnings per diluted share before adjustments	$1.60	$1.89	$1.36	$1.65
Adjustments not included above:
Compensation expense for stock options	Not applicable	Not applicable	Not applicable	Not applicable
EBITDA Reconciliation to GAAP:
EBITDA [8]	$100.0	$110.0
Cash paid for deferred drydocking charges	(9.1)	(9.1)
Cash paid for interest	(14.8)	(14.8)
Changes in working capital [9]	7.0	4.8
Changes in other, net [9]	(0.2)	(0.2)

Cash flows provided by operating activities [9]	$82.9	$90.7

Projected Capital Expenditures:

	Third Quarter 2005		Full-Year 2005		Full-Year 2006
	Low	High	Low	High	Low	High
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.5	$1.5	$6.5	$6.5	$8.0	$9.0
Other vessel capital improvements	2.4	2.4	6.0	6.0	9.0	10.0
Non-vessel related capital improvements	0.9	0.9	3.4	3.4	3.0	4.0

	$4.8	$4.8	$15.9	$15.9	$20.0	$23.0

Growth Capital Expenditures:
Tank barge newbuild program	$13.1	$13.1	$53.5	$53.5	$—	$—
MPSV conversion program	8.5	10.5	22.0	26.0	33.0	39.0
Tug acquisition and retrofit costs	8.0	8.0	16.0	16.0	—	—
AHTS acquisition and retrofit costs	2.5	2.5	28.0	30.0	—	—

	$29.6	$31.6	$91.5	$95.5	$33.0	$39.0

8 Non-GAAP Financial Measures

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. We define EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. Our measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

We view EBITDA primarily as a liquidity measure and, as such, we believe that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of our financial statements as a supplemental financial measure that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. We also believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to our executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess our ability to service existing fixed charges and incur additional indebtedness.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace our existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing our vessels,

•	EBITDA does not reflect the deferred income taxes that we will eventually have to pay once we are no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in our net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement our GAAP results.

[9]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]

The Company’s new disclosure presentation of EBITDA as a liquidity measure was not adopted until the time of this press release. Therefore, EBITDA was not previously reconciled to “cash flows provided by operating activities” as its most directly comparable GAAP financial measure at the time that the prior forward guidance estimates for 2005 and 2006 were originally reported.

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